Cooper Standard Reports Solid First Quarter 2026 Results and Strong New Business Awards; Remains on Track to Achieve or Exceed Full Year Plans

NORTHVILLE, Mich., May 6, 2026 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the first quarter 2026.

First Quarter 2026 Highlights
•Sales of $686.4 million, an increase of 2.9% vs. the first quarter of 2025
•Gross profit of $82.4 million, an increase of 6.8% vs. the first quarter of 2025
•Net loss of $33.3 million, or $(1.85) per diluted share, including loss on refinancing of debt
•Adjusted net loss of $5.2 million, or $(0.29) per diluted share
•Adjusted EBITDA of $51.0 million, or 7.4% of sales
•Net New Business Awards totaled $127.9 million during the quarter
“Our teams delivered results in the quarter that were consistent with our plans and expectations,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “By maintaining focus on operational excellence and our strategic execution, we are effectively managing current market dynamics and believe we are on track to achieve or exceed our sales and profitability targets for the full year.”

Consolidated Results

	Three Months Ended March 31,
	2026	2025
	(Dollar amounts in millions except per share amounts)
Sales	$686.4	$667.1
Net (loss) income	$(33.3)	$1.6
Adjusted net (loss) income*	$(5.2)	$3.5
Net (loss) income per diluted share	$(1.85)	$0.09
Adjusted net (loss) income per diluted share*	$(0.29)	$0.19
Adjusted EBITDA*	$51.0	$58.7

*Adjusted net (loss) income, adjusted EBITDA, and adjusted net (loss) income per diluted share are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

Sales increased by 2.9% in the first quarter due primarily to favorable foreign exchange, partially offset by unfavorable volume and mix.

Net loss for the first quarter of 2026 was $33.3 million, including restructuring charges of $4.6 million, a loss of $24.2 million related to the successful debt refinancing completed during the quarter, and other special items. Net income for the first quarter of 2025 was $1.6 million, including restructuring charges of $2.1 million and other special items. Excluding these special items and their related tax impact, adjusted net loss was $5.2 million in the first quarter of 2026 compared to adjusted net income of $3.5 million in the first quarter of 2025. The year-over-year change was primarily due to unfavorable volume and mix, the non-recurrence of certain royalty payments received in the first quarter of 2025, and general cost inflation, partially offset by cost savings from increased manufacturing and purchasing efficiency.

Adjusted EBITDA for the first quarter of 2026 was $51.0 million compared to $58.7 million in the first quarter of 2025. The year-over-year change was primarily driven by unfavorable volume and mix, the non-recurrence of certain royalty payments received in the first quarter of 2025, and general cost inflation, partially offset by increased manufacturing and purchasing efficiency.

New Business Awards

The Company continues to leverage its world-class engineering and manufacturing capabilities, its innovation programs and its reputation for quality and service to win new business awards with its OEM customers and capitalize on positive global trends associated with hybrid and battery electric vehicles. During the first quarter of 2026, the Company received net new business awards totaling $127.9 million in anticipated incremental future annualized sales, including $31.8 million in new awards associated with battery electric or full-hybrid platforms.

Segment Results of Operations

Sales

	Three Months Ended March 31,			Variance Due To:
	2026	2025	Change	Volume/Mix*	Foreign Exchange
	(Dollar amounts in thousands)
Sales to external customers
Sealing systems	$348,303	$344,311	$3,992	$(14,560)	$18,552
Fluid handling systems	317,946	303,998	13,948	8,507	5,441
* Net of customer price adjustments, including recoveries.

Adjusted EBITDA

	Three Months Ended March 31,			Variance Due To:
	2026	2025	Change	Volume/Mix*	Foreign Exchange	Cost Decreases/(Increases)**
	(Dollar amounts in thousands)
Segment adjusted EBITDA
Sealing systems	$29,951	$32,312	$(2,361)	$(9,799)	$368	$7,070
Fluid handling systems	23,455	20,982	2,473	2,544	(4,619)	4,548
* Net of customer price adjustments, including recoveries.
** Net of savings from restructuring initiatives.

Additional detail on our quarterly segment variance analyses is available in our periodic filings with the Securities and Exchange Commission.

Cash and Liquidity

As of March 31, 2026, following the successful refinancing transaction completed during the quarter, Cooper Standard had cash and cash equivalents totaling $118.5 million. Total liquidity, including availability under the

Company's amended senior asset-based revolving credit facility, was $285.8 million at the end of the first quarter of 2026. Based on current expectations for light vehicle production and customer demand for our products, the Company believes it has sufficient financial resources to support ongoing operations and the execution of planned strategic initiatives for the foreseeable future. These financial resources include current cash on hand, continuing access to flexible credit facilities, and expected future positive cash generation.

Outlook

The Company believes it is well positioned to continue driving sustainable value through profitable growth and margin enhancement. While customer supply chain disruptions, changing trade and tariff policies, geopolitical issues and affordability concerns have impacted and may continue to impact production forecasts, the Company believes that the underlying demand for new light vehicle production in its key operating regions remains strong, supported by the age of the existing fleet, increasing population, increasing numbers of newly licensed drivers, and declining vehicle inventories. The Company remains confident that the continuing successful execution of its plans and strategies, including expanding relationships with new customers and the continued launch of new, innovative programs with enhanced contribution margins and enhanced index-based commercial agreements, will drive increasing profit margins and returns on invested capital over time as markets stabilize.

Following strong actual results in the first three months of the year, the Company believes it is on track to achieve or exceed the targeted ranges for sales and profitability as outlined in its formal guidance for 2026 issued in February. The Company expects to provide a formal update to its full year guidance in conjunction with the release of its second quarter 2026 results.

Conference Call Details

Cooper Standard management will host a conference call and webcast on May 7, 2026 at 9 a.m. ET to discuss its first quarter 2026 results, provide a general business update and respond to investor questions. Investors and other interested parties may listen to the call by accessing the online, real-time webcast at
https://ir.cooperstandard.com/events.

To participate by phone, callers in the United States and Canada can dial toll-free at 800-836-8184 (international callers dial 646-357-8785) and ask to be connected to the Cooper Standard conference call. Representatives of the investment community will have the opportunity to ask questions during Q&A. Participants should dial-in at least five minutes prior to the start of the call.

A replay of the webcast will be available on the investors' portion of the Cooper Standard website (https://ir.cooperstandard.com) shortly after the live event.

About Cooper Standard

Cooper Standard, headquartered in Northville, Mich., with locations in 20 countries, is a leading global supplier of sealing and fluid handling systems and components. Utilizing our materials science and manufacturing expertise, we create innovative and sustainable engineered solutions for diverse transportation and industrial markets. Cooper Standard's approximately 22,000 team members (including contingent workers) are at the heart of our success, continuously improving our business and surrounding communities. Learn more at www.cooperstandard.com or follow us on LinkedIn, X, Facebook, Instagram or YouTube.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “outlook,” “guidance,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: volatility or decline of the Company’s stock price, or absence of stock price appreciation; impacts and disruptions related to the wars in Ukraine and the Middle East; our ability to achieve commercial recoveries and to offset the adverse impact of higher commodity and other costs through pricing and other negotiations with our customers; work stoppages or other labor disruptions with our employees or our customers’ employees; prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruptions in our supply base or our customers’ supply base; competitive threats and commercial risks associated with our diversification strategy; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations, and policies governing the terms of foreign trade such as increased trade restrictions and tariffs; foreign currency exchange rate fluctuations; the effects of a potential U.S. government shutdown and its impact on our customers; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness and rates of interest; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; significant costs related to manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal and regulatory proceedings, claims or investigations against us; the potential impact of any future public health events on our financial condition and results of operations; the ability of our intellectual property to withstand legal challenges; cyber-attacks, data privacy concerns, other disruptions in, or the inability to implement upgrades to, our information technology systems; the possible volatility of our annual effective tax rate; the possibility of a failure to maintain effective controls and procedures; the possibility of future impairment charges to our goodwill and long-lived assets; our ability to identify, attract, develop and retain a skilled, engaged and diverse workforce; our ability to procure insurance at reasonable rates; and our dependence on our subsidiaries for cash to satisfy our obligations.; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.

This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Chris Andrews
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6217
roger.hendriksen@cooperstandard.com	candrews@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollar amounts in thousands except share and per share amounts)

	Three Months Ended March 31,
	2026	2025
Sales	$686,359	$667,069
Cost of products sold	603,941	589,891
Gross profit	82,418	77,178
Selling, administration & engineering expenses	52,505	51,191
Amortization of intangibles	1,224	1,612
Restructuring charges	4,632	2,111
Operating income	24,057	22,264
Interest expense, net of interest income	(28,308)	(28,619)
Equity in earnings of affiliates	1,449	1,776
Loss on refinancing and extinguishment of debt	(24,155)	—
Other (expense) income, net	(2,112)	8,884
(Loss) income before income taxes	(29,069)	4,305
Income tax expense	4,197	2,703
Net (loss) income	(33,266)	1,602
Net income attributable to noncontrolling interests	(37)	(50)
Net (loss) income attributable to Cooper-Standard Holdings Inc.	$(33,303)	$1,552

Weighted average shares outstanding:
Basic	17,969,620	17,712,568
Diluted	17,969,620	17,911,855

Net (loss) income per share:
Basic	$(1.85)	$0.09
Diluted	$(1.85)	$0.09

COOPER-STANDARD HOLDINGS INC..
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands except share amounts)

	March 31, 2026	December 31, 2025
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$118,488	$191,699
Accounts receivable, net	378,007	334,267
Tooling receivable, net	74,876	72,316
Inventories	185,004	154,189
Prepaid expenses	23,830	23,940
Value added tax receivable	41,103	47,329
Other current assets	81,793	57,360
Total current assets	903,101	881,100
Property, plant and equipment, net	511,744	523,508
Operating lease right-of-use assets, net	93,987	83,474
Goodwill	140,609	140,696
Intangible assets, net	27,851	28,978
Other assets	175,762	175,418
Total assets	$1,853,054	$1,833,174

Liabilities and Equity
Current liabilities:
Debt payable within one year	$44,289	$86,121
Accounts payable	364,770	337,319
Payroll liabilities	104,189	122,395
Accrued liabilities	112,673	114,150
Current operating lease liabilities	18,715	18,412
Total current liabilities	644,636	678,397
Long-term debt	1,099,887	1,018,483
Pension benefits	89,905	91,336
Postretirement benefits other than pensions	25,845	26,461
Long-term operating lease liabilities	80,340	69,806
Other liabilities	35,925	40,268
Total liabilities	1,976,538	1,924,751
Equity:
Common stock, $0.001 par value, 190,000,000 shares authorized; 19,821,093 shares issued and 17,755,284 shares outstanding as of March 31, 2026, and 19,702,818 shares issued and 17,637,009 shares outstanding as of December 31, 2025	18	17
Additional paid-in capital	523,887	524,312
Retained deficit	(508,030)	(474,727)
Accumulated other comprehensive loss	(131,193)	(133,090)
Total Cooper-Standard Holdings Inc. equity	(115,318)	(83,488)
Noncontrolling interests	(8,166)	(8,089)
Total equity	(123,484)	(91,577)
Total liabilities and equity	$1,853,054	$1,833,174

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Three Months Ended March 31,
	2026	2025
Operating activities:
Net (loss) income	$(33,266)	$1,602
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation	21,796	22,216
Amortization of intangibles	1,224	1,612
Share-based compensation expense	2,610	2,199
Equity in losses of affiliates, net of dividends related to earnings	588	193
Loss on refinancing and extinguishment of debt	24,155	—
Deferred income taxes	1,037	3,929
Other	969	1,257
Changes in operating assets and liabilities	(88,267)	(47,859)
Net cash used in operating activities	(69,154)	(14,851)
Investing activities:
Capital expenditures	(24,041)	(17,543)
Proceeds from sale of businesses	—	2,377
Other	4	12
Net cash used in investing activities	(24,037)	(15,154)
Financing activities:
Proceeds from issuance of long-term debt, net of debt issuance costs	1,090,610	—
Repayment of long-term debt	(1,051,175)	—
Principal payments on long-term debt	(523)	(763)
Debt issuance costs and other fees	(19,529)	—
Taxes withheld and paid on employees' share-based payment awards	(2,936)	(1,678)
Other	(8)	(22)
Net cash provided by (used in) financing activities	16,439	(2,463)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(704)	2,121
Changes in cash, cash equivalents and restricted cash	(77,456)	(30,347)
Cash, cash equivalents and restricted cash at beginning of period	199,882	178,697
Cash, cash equivalents and restricted cash at end of period	$122,426	$148,350

Reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheets:
	Balance as of
	March 31, 2026	December 31, 2025
Cash and cash equivalents	$118,488	$191,699
Restricted cash included in other current assets	2,882	6,581
Restricted cash included in other assets	1,056	1,602
Total cash, cash equivalents and restricted cash	$122,426	$199,882

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Net new business is a measure not recognized under U.S. GAAP which is a representation of potential incremental future revenue but which may not fully reflect all external impacts to future revenue. Management considers EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income (loss) adjusted to reflect income tax expense (benefit), interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted net income (loss) is defined as net income (loss) adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted EBITDA margin is defined as adjusted EBITDA as a percentage of sales. Adjusted basic and diluted earnings (loss) per share is defined as adjusted net income (loss) divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt. Net new business reflects anticipated sales from formally awarded programs, less lost business, discontinued programs and replacement programs and is based on S&P Global (IHS Markit) forecast production volumes. The calculation of “net new business” does not reflect customer price reductions on existing programs and may be impacted by various assumptions embedded in the respective calculation, including actual vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business as supplements to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP. EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income (loss), it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income (loss) should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss) and free cash flow follow.

Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA
(Unaudited)
(Dollar amounts in thousands)

The following table provides a reconciliation of EBITDA and adjusted EBITDA from net (loss) income:

	Three Months Ended March 31,
	2026	2025
Net (loss) income attributable to Cooper-Standard Holdings Inc.	$(33,303)	$1,552
Income tax expense	4,197	2,703
Interest expense, net of interest income	28,308	28,619
Depreciation and amortization	23,020	23,828
EBITDA	$22,222	$56,702
Restructuring charges	4,632	2,111
Gain on sale of businesses, net (1)	—	(98)
Loss on refinancing and extinguishment of debt (2)	24,155	—
Adjusted EBITDA	$51,009	$58,715

Sales	$686,359	$667,069
Net (loss) income margin	(4.9)%	0.2%
Adjusted EBITDA margin	7.4%	8.8%
(1)Gain on sale of businesses related to divestiture in 2024.
(2)Loss on refinancing and extinguishment of debt relating to the Refinancing Transactions during the three months ended March 31, 2026.

Adjusted Net (Loss) Income and Adjusted Net (Loss) Income Per Share
(Unaudited)
(Dollar amounts in thousands except share and per share amounts)

The following table provides a reconciliation of net (loss) income to adjusted net (loss) income and the respective net (loss) income per share amounts:

	Three Months Ended March 31,
	2026	2025
Net (loss) income attributable to Cooper-Standard Holdings Inc.	$(33,303)	$1,552
Restructuring charges	4,632	2,111
Gain on sale of businesses, net (1)	—	(98)
Loss on refinancing and extinguishment of debt (2)	24,155	—
Tax impact of adjusting items (3)	(731)	(111)
Adjusted net (loss) income	$(5,247)	$3,454

Weighted average shares outstanding:
Basic	17,969,620	17,712,568
Diluted	17,969,620	17,911,855

Net (loss) income per share:
Basic	$(1.85)	$0.09
Diluted	$(1.85)	$0.09

Adjusted net (loss) income per share:
Basic	$(0.29)	$0.20
Diluted	$(0.29)	$0.19
(1)Gain on sale of businesses related to divestiture in 2024.
(2)Loss on refinancing and extinguishment of debt relating to the Refinancing Transactions during the three months ended March 31, 2026.
(3)Represents the elimination of the income tax impact of the above adjustments by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred and other discrete tax expense.

Free Cash Flow
(Unaudited)
(Dollar amounts in thousands)

The following table defines free cash flow:

	Three Months Ended March 31,
	2026	2025
Net cash used in operating activities	$(69,154)	$(14,851)
Capital expenditures	(24,041)	(17,543)
Free cash flow	$(93,195)	$(32,394)